EXHIBIT 99.1

United States Oil and Gas Corp Reschedules Annual Meeting of Stockholders

AUSTIN, TX, August 29, 2011 -- United States Oil and Gas Corp (OTCQB: USOG) announced today that it has rescheduled the date of its annual meeting, originally scheduled for August 31, 2011, to September 23, 2011 in order to solicit additional proxies in support of the proposals to come before its Annual Meeting of Stockholders. Valid proxies that have already been submitted will continue to be valid for purposes of the rescheduled Annual Meeting. The original record date of July 27, 2011 for the meeting has not been changed. In addition, no change has been made to the meeting’s proposals to elect three directors and approve amendments to the Company’s Certificate of Incorporation in order to effectuate a reverse split of the Company’s stock. The proposals may be found in the Proxy Statement filed with the SEC and on the Company’s website www.usaoilandgas.com

Prior to the meeting, registered shareholders are encouraged to return their proxies via mail, or vote online at www.transferonline.com/proxy by entering their Proxy ID and Authorization Code as indicated on the materials they received in the mail. Beneficial shareholders my vote online by entering their Control Number as provided by their broker/dealer at www.proxyvote.com

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services, and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville and Utica Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

Cautionary Statement Regarding Forward-looking Information

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com